NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 21, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 30, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Exchange has been advised by the Depositary (The Bank of New York) that pursuant to the conversion to an open-end investment company which became effective on June 30, 2006, the transfer books and accounts were permanently closed on June 30, 2006. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 3, 200